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                                                                     EXHIBIT 4.1

                                 CONVERSE INC.
                             1994 STOCK OPTION PLAN
               (As Amended and Restated as of February 25, 1998)



     A.   Objectives of the Plan.

          The Converse Inc. 1994 Stock Option Plan (the "Plan") of Converse Inc. (the "Corporation") is intended to encourage and provide opportunities for ownership of the Corporation's Common Stock by such key employees (including officers) of the Corporation and any subsidiaries of the Corporation, and persons providing bona fide consulting or advisory services to the Corporation and any subsidiaries (other than in connection with the offer or sale of securities of the Corporation in a capital raising transaction) ("consultants") as the Board of Directors of the Corporation (the "Board") or a committee thereof constituted for this purpose may from time to time determine. The Plan is also intended to provide incentives for such employees and consultants to put forth maximum efforts for the successful operation of the Corporation and its subsidiaries. By extending to such key employees and consultants the opportunity to acquire proprietary interests in the Corporation and to participate in its success, the Plan may be expected to benefit the Corporation and its shareholders by making its possible for the Corporation and its subsidiaries to attract and retain the best available talent and by providing such key employees and consultants with added incentives to increase the value of the Corporation's stock.

     B.   Grants and Stock Subject to the Plan.

          Awards under the Plan may consist of grants of nonqualified stock options as described in Section 6, incentive stock options as described in
Section 7, and restricted stock as described in Section 8. All grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument or an amendment to the grant instrument. The Committee shall approve the form and provisions of each grant instrument. Grants under a particular section of the Plan need not be uniform as among the grantees.

          There are reserved for issue under the Plan 3,300,000 shares of the Common Stock, without nominal or per value, of the Corporation (the "Shares"). Such Shares may be, in whole or in part, as the Board shall from time to time determine, authorized but unissued Shares, or issued Shares which shall have been reacquired by the Corporation. The maximum number of Shares with respect to which options may be granted to any individual during any calendar year is 500,000 and the maximum number of Shares with respect to which options may be granted to any individual during the term of the Plan is 750,000. Similarly, the maximum number of shares of restricted stock that may be granted to any individual during any calendar year is 500,00 and the maximum number of Shares with respect to which options may be granted to any individual during the term of the Plan is 750,000.

     C.   Administration.

          Subject to the express provisions of the Plan, the Plan shall be administered by the Executive Compensation and Stock Option Committee of the Board (the "Committee"), and the Committee shall have
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plenary authority, in its discretion, to determine the individuals to whom, and the time or times at which, options, if any, shall be granted, the type of option to be granted (e.g., incentive or nonqualified) and the number of Shares to be subject to an option. Subject to the express provisions of the Plan, the Committee shall also have the plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations regarding it, and to take whatever action is necessary to carry out the purposes of the Plan. The Committee's determinations or matters referred to in this Section 3 shall be conclusive.

     D.   The Committee.

          The Committee shall consist of three or more members of the Board.
The Committee shall be appointed by the Board, which may from time to time designate the number to serve on the Committee, appoint members of the Committee in substitution for members previously appointed and fill vacancies, however caused, in the Committee. No member of the Board while a member of the Committee shall be eligible to receive an option under the Plan. The Committee shall elect one of is members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of the members shall constitute a quorum. Any determination reduced to writing and signed by all the members of the Committee shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary, shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

          1.   Eligibility.

          Options may be granted only to key employees (which term as used herein includes officers) of, and consultants to, the Corporation and of its subsidiary corporations (the "Subsidiaries") as the term "subsidiary corporation" is define in Section 424(f) of the Internal Revenue Code of 1986, as amended, (the "Code"). For the purposes of the Plan the term "employee" shall be an individual with an "employment relationship" as defined in Section 421 (Treasury Regulation Section 1.421-7(h)) of the Code. A member of the Board or of the board of directors of a subsidiary who is not also an employee of an consultant to the Corporation or of one of its subsidiaries shall not be eligible to receive an option. Nothing contained in the Plan shall be construed to limit the right of the Corporation to grant options otherwise than under the Plan in connection with (i) the employment of any person, (ii) the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of another corporation, firm or association, including grants to employees thereof who become employees of the Corporation or a subsidiary, or
(iii) other proper corporate purposes.

          2.   Nonqualified Stock Options.

          Unless it is designated an incentive stock option by the Committee, any option granted under the Plan shall be nonqualified and shall be in such form as the Committee may from time to time approve. Any such nonqualified stock option shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

               a.   Option Price.  The option price of Shares purchasable under
                    ------------
                    an option shall be determined by the Committee in accordance with procedures established by the Committee.
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               b.   Option Period.  The term of an option shall be fixed by the
                    -------------
                    Committee, but no option shall be exercisable after the expiration of ten years from the date the option is granted.

               c.   Exercisability.  Option shall be exercisable at such time or
                    --------------
                    times as determined by the Committee at or subsequent to grant; provided, however, that except as provided in Subsections (f), (g) and (h) of this Section 6, no option may be exercised at any time unless the holder is then regular employee of, or consultant to, the Corporation or a subsidiary and has continuously remained and employee or consultant at all times since the date of granting of the option. If any option granted under the Plan shall expire or terminate for any reason without ever having been exercised in full, the unissued shares subject thereto shall again be available for the purposes of the Plan. The proceeds of the sale of Shares subject to options are to be added to the general funds of the Corporation.

               d.   Method of Exercise.  Options which are exercisable may be
                    ------------------
                    exercised in whole or in part at any time during the option period, by completing and delivering to the Corporation an option exercise from provided by the Corporation specifying the number of Shares to be purchased. Such form shall be accompanied by payment in full of the purchase price in cash. No shares shall be issued until full payment therefor has been made.

               e.   Transferability of Options.  No option shall be transferable
                    --------------------------
                    by the optionee otherwise that as set forth below or by will or by the laws of descent and distribution, and such options shall be exercisable, during the optionee's lifetime, only by the optionee. Notwithstanding the foregoing, if the Committees in its sole discretion so permits, an optionee may transfer a nonqualified stock option to the optionee's spouse, parents or lineal descendants or to a trust for the benefit of such family members or to a partnership in which such family members are the only partners; provided that the option shall continue to be subject to the same terms and conditions as were applicable thereto immediately prior to the transfer.
               f.   Termination by Reason of Death.  If an optionee's
                    ------------------------------
                    employment, or engagement as a consultant, by the Corporation or any subsidiary terminates by reason of death, as to those Shares with respect to which the option had become exercisable (under the provisions of the particular option) on the date of death, the stock option may thereafter be exercised by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, during a period of one year (six month in the case of options granted before July 30, 1997) from the date of such death or until the expiration of the stated period of the option, whichever period is shorter.

               g.   Terminating by Reason of Retirement or Permanent Disability.
                    ------------------------------------------------------------
                    If an optionee's employment, or engagement as a consultant, by the Corporation
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                    or any subsidiary terminates by reason of retirement or
                    permanent disability, as to those Shares with respect to which the option had become exercisable (under provisions of the particular option) on the date of termination of employment or such engagement, any stock option held by such optionee may thereafter be exercised for a period of one year following such date (or until three months following such date in the case of options granted before July 30,
                    1997); provided, however, that if the optionee dies within such period, any unexercised stock options held by such optionee shall thereafter be exercisable, to the extent it was exercisable at the time of death, for a period of one year (six months in the case of options granted before July 30, 1997) from the date of such death or for the stated term of the option, whichever period is shorter.

               h.   Other Termination.  If an optionee's employment, or
                    -----------------
                    engagement as a consultant, terminates for any reason other than death, permanent disability, or retirement, as to those Shares with respect to which the option had become exercisable (under the provisions of the particular option) on the date of termination of employment or engagement as a consultant, any option held by such optionee may thereafter be exercised during the period of one month from the date of such termination of employment or the expiration of the stated period of the option, whichever period is shorter; provided, however, that if the optionee dies within such one-month period, any unexercised option held by such optionee shall thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of six months from the date of such death or for the stated period of the option, whichever period is shorter.

               i.   Option Buy out.  The Committee may at any time offer to
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                    repurchase an option, other than an option which has been
                    held for less than six months by an optionee who is subject to Section 16(b) of the Securities Exchange Act of 1934, the ("1934 Act"), based on such terms and conditions as the Committee shall establish and Communicate to the optionee at the time that such offer is made.

     E.   Incentive Stock Option.

          Any option granted under the Plan shall, at the discretion of the Committee, qualify as an incentive stock option as defined in Section 422(b) of the Code and shall be in such form as the Committee may from time to time approve. Any such incentive sock option shall be subject to the following terms and conditions in addition to those set forth in Section 6 and shall contain such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

          1.   Eligibility.  Incentive stock options shall not be granted to any
               -----------
               individual who, at the time the option is granted, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Corporation or its parent corporation (as the term "parent corporation" is defined in Section 424(e) of the Code) or its subsidiaries (a "Ten Percent Shareholder") unless: 1) the option price is at least 110% of the fair market value of the Shares subject to the option, and 2) the option states that it is not exercisable after the expiration of five years from the date the option is granted. Incentive stock options shall not be granted to a person who is not a Ten Percent Shareholder unless the option price is at least 100% of the faire market value of the Shares subject to the option on the date the option is granted.

               a.   Limitation on Exercise of Options.  The maximum aggregate
                    ---------------------------------
                    fair market value (determined at the time an option is granted) of the Shares with respect to which incentive stock options are exercisable for the first time by any optionee during any calendar year (under all plans of the Company and its parent corporation and subsidiaries) shall not exceed $100,000. If the foregoing $100,000 limit is exceeded with respect to an incentive stock option on account of the acceleration of the exercise of the option pursuant to
                    Section 9 of the Plan, the portion of the incentive stock option in excess of the $100,000 limit shall be treated as a nonqualified stock option. If the provisions of this Section limit the exercisability of certain incentive stock options which would otherwise become exercisable on account of termination of employment, the Committee, in its sole discretion, shall determine the times at which such incentive stock options become exercisable so that the provisions of this Section 7(b) are not violated; provided, that in no event shall any incentive stock option be exercisable more than ten years from the date it is granted (five years in the case of incentive stock options granted to Ten Percent Shareholders (described in Section 7(a)).

          2.   Restricted Stock Grants.

               The Committee may issue or transfer shares of Corporation stock to an employee under a grant of restricted stock, upon such terms as the Committee deems appropriate. The following provisions are applicable to restricted stock:

               a.   General Requirements.  Shares of Corporation stock issued or
                    --------------------
                    transferred pursuant to restricted stock grants may be issued or transferred for consideration or for no consideration, as determined by the Committee. The Committee may establish conditions under which restrictions on shares of restricted stock shall lapse over a period of time or according to such other criteria as the Committee deems appropriate. The period of time during which the restricted stock will remain subject to restrictions will be designated in the grant instrument as the "Restriction Period."

               b.   Number of Shares.  The Committee shall determine the number
                    ----------------
                    of shares of Corporation stock to be issued or transferred pursuant to a restricted stock grant and the restrictions applicable to such shares.

               c.   Requirement of Employment or Service.  If the grantee ceases
                    ------------------------------------
                    to be employed by, or provide service to, the Corporation during a period designated in the grant instrument as the Restriction Period, or if other specified conditions are not met, the restricted stock grant shall terminate as to all shares covered by the grant as to which the restrictions have not lapsed, and those shares of Corporation stock must be immediately returned to the Corporation. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

               d.   Restrictions on Transfer and Legend on Stock Certificate.
                    --------------------------------------------------------
                    During the Restriction Period, a grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of restricted stock except to a successor grantee under subsection (g). Each certificate for a share of restricted stock shall contain a legend giving appropriate notice of the restrictions in the grant. The grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Corporation will not issue certificates for shares of restricted stock until all restrictions on such shares have lapsed, or that the Corporation will retain possession of certificates for shares of restricted stock until all restrictions on such shares have lapsed.

               e.   Right to Vote and to Receive Dividends.  Unless the
                    --------------------------------------
                    Committee determines otherwise, during the Restriction Period, the grantee shall have the right to vote shares of restricted stock and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee.

               f.   Lapse of Restrictions.  All restrictions imposed on
                    ---------------------
                    restricted stock shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. The Committee may determine, as to any or all restricted stock grants, that the restrictions shall lapse without regard to any Restriction Period. Further, all restrictions on restricted stock grants shall automatically lapse upon the occurrence of Change of Control (as defined under Section 9).

               g.   Nontransferability of Restricted Stock Grants.  Except as
                    ---------------------------------------------
                    provided below, only the grantee may exercise rights under a restricted stock grant during the grantee's lifetime. A grantee may not transfer those rights except by will or by the laws of descent and distribution. When a grantee dies, the personal representative or other person entitled to succeed to the rights of the grantee may exercise such rights. A successor grantee must furnish proof satisfactory to the Corporation of his or her right to receive the grant under the grantee's will or under the applicable laws of descent and distribution.

          3.   Adjustment Upon Changes in Capitalization, Etc.

               The aggregate number and class of share reserved under the Plan and with respect to which options may be granted to any individual, the number and class of shares subject to each option granted pursuant to the Plan and the option price per Share payable under each such option shall be appropriately and equitably adjusted in the event of any reclassification or increase or decrease in the number of the issued Shares of the Corporation by reason of a split-up or consolidation of Shares; the payment of a stock dividend; a recapitalization; a combination or exchange of Shares; a spin-off; or any like capital adjustment.

               Subject to the next paragraph, if the Corporation shall be reorganized or shall be merged with or into or consolidated with any other corporation, or shall set all or substantially all of its assets or effect a complete liquidation, each option, if any, then outstanding under the Plan, shall thereafter apply to such number and kind of securities, cash or other property as would have been issuable by reason of such reorganization, merger, consolidation, sale or liquidation to a holder of the number of Shares which were subject to the option, if any, immediately prior to such transaction.

               If the event of a proposed transaction of the type set forth in the preceding paragraph, the Committee may determine that each option then outstanding under the Plan, shall terminate as of a date to be fixed by the Committee and approved by the Board upon not less than thirty days' written notice to the optionee; and may further determine when and to the extent that, any option granted at least six months prior to such event to any optionee who has been an employee or consultant for one year or more prior to the date of such notice, shall be accelerated and such optionee shall be entitled to exercise such option without regard to any installment provision of the option prior to the termination date fixed in said notice; provided, however, that in no event shall the Committee have the right to make any determination provided for in this paragraph, if doing so would make any transaction ineligible for pooling of interest accounting treatment under APB No. 16 or any successor provision that but for such determination would be eligible for such treatment.

               All adjustments under this Section 9 shall be made by the Committee, subject to the approval of the Board, which action shall be final and conclusive.

               Anything to the contrary notwithstanding, upon a Change of Control (as hereinafter defined) and, in the case of options granted on or after April 1, 1996, subsequent termination of an optionee's employment by the Corporation or by the optionee as a result of a material breach by the Corporation of any employment agreement between the optionee and the Corporation, each option granted prior to such Change of Control shall become immediately exercisable in full. As used herein, "Change of Control" shall mean any of the following events:

               a. The acquisition (other than (i) from the Corporation of INTERCO INCORPORATED or (ii) by Apollo (as hereinafter defined)) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act, excluding, for this purpose, the Corporation of its subsidiaries, or any employee benefit plan of the Corporation or its subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of either the then outstanding Shares or the combined voting power of the Corporation's then outstanding voting securities entitled to vote generally in the election of directors if the beneficial ownership of such person, entity or "group" exceeds the beneficial ownership of Shares and the combined voting power of the Corporation's then outstanding securities entitled to vote generally in the election of directors held by any person or entity that acquired such Shares or securities having such voting power from the Corporation and by Apollo; or

               b. Individuals who, as of the Effective Date (as defined in Section 13), constitute the Board (as of such date, the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; provided, that any person becoming a director subsequent to the first anniversary of the Effective Date whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least majority of the directors then compromising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation, as such terms are sued in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) shall be considered as though such person were a member of the Incumbent Board; or

               c. Approval by the stockholders of the Corporation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Corporation immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Corporation or the sale of all or substantially all of the assets of the Corporation, in each case, unless the transaction was approved by a majority of the directors then comprising the Incumbent Board.

               For purposes of the definition of "Change of Control", the term "Apollo" shall mean Apollo Advisors, L.P. and Lion Advisors, L.P. and any entity that controls, is controlled by or is under common control with Apollo Advisors, L.P. and Lion Advisors, L.P., including accounts under common management.

          4.   Amendments and Termination.

               The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would impair the rights of an optionee under an option without the optionee's consent, or which without the approval of the stockholders would, except as is provided in Section 9, increase the total number of Shares reserved for the purpose of the Plan, change the employees or class of employees and consultants eligible to participant in the Plan, or extend the maximum option period under Section 6(b).

               The Committee may amend the terms of any option theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any optionee without the consent of the optionee. The Committee may also substitute new options for previously granted options, including substitution for previously granted options having higher option prices.

          5.   General Provisions.

               a. The Committee may require each person purchasing Shares pursuant to an option under the Plan to represent to and agree with the Corporation in writing that the optionee is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

               b. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

               c. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

          6.   Withholding of Taxes.

               a.   Required Withholding.  All grants under the Plan shall be
                    --------------------
                    subject to applicable federal (including FICA), state and local tax withholding requirements. The Corporation shall have the right to deduct from all grants paid in cash, or from other wages paid to the grantee, any federal, state or local taxes required by law to be withheld with respect to such Grants. In the case of options and other grants paid in Corporation stock, the Corporation may require the grantee or other person receiving such shares to pay to the Corporation the amount of any such taxes that the Corporation is required to withhold with respect to such grants, or the Corporation may deduct from other wages paid by the Corporation the amount of any withholding taxes due with respect to such grants.

               b.   Election to Withhold Shares.  If the Committee so permits, a
                    ---------------------------
                    grantee may elect to satisfy the Corporation's income tax withholding obligation with respect to an option, or restricted stock paid in Corporation stock by having Shares withheld up to an amount that does not exceed the grantee's minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and shall be subject to the prior approval of the Committee.

          7.   Effective Date of Plan.

               The Plan became effective on October 19, 1994 the date it was adopted by the Board and by the Company's then sole stockholder (the "Effective Date"). The Plan as amended and restated became be effective as of April 1, 1996. The Plan as further amended and restated herein shall be effective May 11, 1998, subject to stockholder approval.

          8.   Term of Plan.

               No option shall be granted pursuant to the Plan more than 10 years after the Effective Date, but options theretofore granted may extend beyond and be exercised after that date.